Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

SECOND QUARTER FISCAL YEAR 2025 RESULTS

Liberty, MO., March 7, 2025 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its 2025 second fiscal quarter ended January 31, 2025.

In sharing 2025 fiscal second quarter results, Tamria Zertuche, President and Chief Executive Officer, commented, “In the second fiscal quarter, our experienced field professionals showcased their operational excellence in every facet of our business. With a warm start to the quarter, our leaders needed to manage expenses while adequately planning for the coming heating season. Though dry weather resulted in lower than normal agricultural needs for propane in November, the latter half of December and January provided an opportunity for positive demand in all customer segments. In January, our drivers braced against the elements and safely met the needs of our customers. Safe driving by our experienced and highly tenured employees aided by proven planning practices helped achieve opportunities for growth in Retail and a record January for Blue Rhino. I could not be prouder of the way our teams took advantage of the opportunities Q2 presented. Our employee owners worked together and delivered a solid quarter.”

Gross profit increased $19.1 million, or 6.0%, in the second fiscal quarter compared to the prior year. The increase was driven by an increase of $59.9 million, or 10%, in revenues, which was partially offset by an increase of $40.8 million, or 14%, in cost of product. Gallons sold for the second fiscal quarter increased 14.4 million, or 6%, as wholesale gallons sold increased 11.5 million, or 20%, and retail gallons sold increased 2.9 million, or 1%. In addition to the increase in gallons sold, the revenue and cost of product changes were driven by wholesale propane prices that were 16.9% higher from Mt. Belvieu, Texas and 16.2% higher from Conway, Kansas compared to the prior year period.

The Company recognized net earnings attributable to Ferrellgas Partners, L.P. of $98.8 million and $95.8 million in the second fiscal quarter of fiscal 2025 and 2024, respectively. The $3.1 million increase was primarily due to the $19.1 million increase in gross profit, described above, which was partially offset by an $11.1 million increase in operating expenses and $3.5 million increase in interest expense. The $11.0 million increase in personnel costs includes increased overtime costs and one-time expenses related to workers compensation costs. The remainder of the increase in operating expenses consisted of $0.9 million for plant and other costs. These increases were partially offset by a decrease of $0.8 million in vehicle costs due to a $1.0 million decrease in fuel costs, in addition to negligible amounts for repairs and maintenance driven by optimized fleet maintenance initiatives. The Company continued to focus on gaining efficiencies in delivering to our customers. The metrics showcase results as the days to set a tank improved with a 25% decrease in time to service during the second fiscal quarter as compared to the prior year period.

The Company navigated a dynamic quarter with strategic efforts to manage operational efficiency and customer demand. The second fiscal quarter was warmer than normal by 9.9% and 2.5% in November and December, respectively. In the first two months of the quarter, the Company kept its focus on controlling operating expenses and gearing up for the demand that cooler weather brings. January was the coldest month of fiscal 2025 to date with temperatures that were 12.2% cooler than normal. Overall, weather was 1.5% cooler than normal and 5.1% cooler than the prior year quarter. In addition to a 2% customer decrease, the Company’s Retail business was also impacted by extended drought conditions throughout the country, as demand from our agricultural customers was depressed with lack of rain, which reduced the propane needed for crop drying by 2.4 million gallons during the second fiscal quarter. While the Retail business benefits from colder weather, the Company also continued to gain weather-agnostic customers. For example, the Company gained a new autogas customer during the quarter, expected to provide 100,000 gallons annually, which provides bus services to a number of school districts and other organizations in Minnesota.

With the 6,000 selling locations that Blue Rhino, the Company’s tank exchange business, added in the prior year, organic sales have grown 14%. Blue Rhino also achieved sales increases driven by demand during the second fiscal quarter as consumers diversify the uses of its product for applications such as propane for patio heaters, outdoor fireplaces, emergency power generation, temporary heating, and additional emergency preparedness and response needs. Cylinders delivered in the month of January were higher than any summer month in the last three years. This drove a 2.2 million, or 9%, increase in gallons sold during the quarter. Blue Rhino makes it easy for customers to purchase propane through its vending operations, which are easily accessible to the busy consumer. The Company also sold an additional 9.3 million wholesale gallons during the second fiscal quarter.

For the second fiscal quarter, Adjusted EBITDA, a non-GAAP financial measure, increased by $10.1 million, or 7%, to $157.0 million, compared to $146.9 million in the prior year quarter. The $19.1 million increase in gross profit and a $2.1 million decrease in general and administrative expense, after adjusting for a $1.6 million increase in EBITDA adjustments, primarily related to Eddystone legal costs, drove the increase in Adjusted EBITDA for the second fiscal quarter as compared to the prior year period. This increase was partially offset by a $10.6 million increase in operating expenses, after adjusting for a $0.5 million increase in EBITDA adjustments for a settlement related to a core business.

As previously disclosed, on January 15, 2025, the Company entered into a settlement agreement related to the Eddystone litigation. Of the $125.0 million accrued in the first fiscal quarter, $50.0 million was paid on January 15, 2025, and two additional payments of $37.5 million will occur on or before June 16, 2025, and January 15, 2026, respectively. As part of the settlement, the $190.0 million appeal bond and the related letters of credit have been released.

On Friday, March 7, 2025, the Company will conduct a live teleconference on the Internet at https://edge.media-server.com/mmc/p/fcigf2x9 to discuss the results of operations for the second fiscal quarter ended January 31, 2025. The live webcast of the teleconference will begin at 8:30 a.m. Central Time (9:30 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com or through the webcast portal to be answered during live Q&A.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at over 67,000 locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2024, with the Securities and Exchange Commission on September 27, 2024. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com. For more information, follow Ferrellgas on Facebook, X, LinkedIn, and Instagram.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release concerning current estimates, expectations, projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are forward-looking statements as defined under federal securities laws. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations, including the effect of weather conditions on the demand for propane; the prices of wholesale propane, motor fuel and crude oil; disruptions to the supply of propane; competition from other industry participants and other energy sources; energy efficiency and technology advances; significant delays in the collection of accounts or notes receivable; customer, counterparty, supplier or vendor defaults; changes in demand for, and production of, hydrocarbon products; inherent operating and litigation risks in gathering, transporting, handling and storing propane; costs of complying with, or liabilities imposed under, environmental, health and safety laws; the impact of pending and future legal proceedings; the interruption, disruption, failure or malfunction of our information technology systems including due to cyber-attack; economic and political instability, particularly in areas of the world tied to the energy industry, including the ongoing conflicts between Russia and Ukraine and in the Middle East; disruptions in the capital and credit markets; and access to available capital to meet our operating and debt-service requirements. These risks, uncertainties, and other factors also include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2024, in the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the quarter ended January 31, 2025, and in other documents filed from time to time by these entities with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Ferrellgas disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	January 31, 2025	July 31, 2024

Current assets:
Cash and cash equivalents (including $10,678 of restricted cash at July 31, 2024)	$39,406	$124,160
Accounts and notes receivable, net	254,695	120,627
Inventories	104,613	96,032
Prepaid expenses and other current assets	40,863	34,383
Total current assets	439,577	375,202

Property, plant and equipment, net	603,453	604,954
Goodwill, net	257,155	257,006
Intangible assets (net of accumulated amortization of $363,056 and $358,895 at January 31, 2025 and July 31, 2024, respectively)	110,211	112,155
Operating lease right-of-use assets	38,281	47,620
Other assets, net	70,288	61,813
Total assets	$1,518,965	$1,458,750

LIABILITIES, MEZZANINE AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$77,744	$33,829
Current portion of long-term debt	2,382	2,510
Current operating lease liabilities	17,619	22,448
Other current liabilities	265,551	184,021
Total current liabilities	363,296	242,808

Long-term debt	1,462,839	1,461,008
Operating lease liabilities	21,825	26,006
Other liabilities	41,305	27,267

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and offering costs (700,000 units outstanding at January 31, 2025 and July 31, 2024)	651,349	651,349

Equity (Deficit):
Limited partner unitholders
Class A (4,857,605 Units outstanding at January 31, 2025 and July 31, 2024)	(1,334,906)	(1,256,946)
Class B (1,300,000 Units outstanding at January 31, 2025 and July 31, 2024)	383,012	383,012
General partner Unitholder (49,496 Units outstanding at January 31, 2025 and July 31, 2024)	(70,868)	(70,080)
Accumulated other comprehensive income	9,538	2,025
Total Ferrellgas Partners, L.P. deficit	(1,013,224)	(941,989)
Noncontrolling interest	(8,425)	(7,699)
Total deficit	(1,021,649)	(949,688)
Total liabilities, mezzanine and deficit	$1,518,965	$1,458,750

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Six months ended		Twelve months ended
	January 31,		January 31,		January 31,
	2025	2024	2025	2024	2025	2024
Revenues:
Propane and other gas liquids sales	$637,027	$584,209	$973,825	$923,143	$1,782,121	$1,802,305
Other	32,749	25,668	60,036	57,747	107,966	107,818
Total revenues	669,776	609,877	1,033,861	980,890	1,890,087	1,910,123

Cost of sales:
Propane and other gas liquids sales	318,706	277,838	483,062	450,018	874,534	892,802
Other	3,665	3,730	8,111	8,171	12,421	15,065

Gross profit	347,405	328,309	542,688	522,701	1,003,132	1,002,256

Operating expense - personnel, vehicle, plant & other	170,740	159,638	318,914	304,284	616,232	594,709
Operating expense - equipment lease expense	4,996	5,343	10,500	10,719	21,366	22,361
Depreciation and amortization expense	24,345	24,435	48,670	48,839	98,302	96,509
General and administrative expense	16,714	17,191	154,640	30,016	174,963	62,806
Non-cash employee stock ownership plan compensation charge	703	900	1,556	1,620	3,170	3,110
Loss on asset sales and disposals	2,264	382	3,691	1,717	4,793	5,438

Operating income	127,643	120,420	4,717	125,506	84,306	217,323

Interest expense	(27,893)	(24,359)	(53,974)	(48,520)	(103,677)	(98,046)
Other income, net	321	849	1,178	2,185	3,484	3,797

Earnings (loss) before income tax expense	100,071	96,910	(48,079)	79,171	(15,887)	123,074

Income tax expense	385	309	565	471	780	931

Net earnings (loss)	99,686	96,601	(48,644)	78,700	(16,667)	122,143

Net earnings (loss) attributable to noncontrolling interest (1)	843	812	(819)	467	(825)	584

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$98,843	$95,789	$(47,825)	$78,233	$(15,842)	$121,559

Class A unitholders' interest in net earnings (loss)	$11,660	$11,226	$(79,810)	$6,421	$(141,891)	$8,000

Net earnings (loss) per unitholders' interest
Basic and diluted net earnings (loss) per Class A Unit	$2.40	$2.31	$(16.43)	$1.32	$(29.21)	$1.65
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858	4,858	4,858	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Six months ended		Twelve months ended
	January 31,		January 31,		January 31,
	2025	2024	2025	2024	2025	2024
Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$98,843	$95,789	$(47,825)	$78,233	$(15,842)	$121,559
Income tax expense	385	309	565	471	780	931
Interest expense	27,893	24,359	53,974	48,520	103,677	98,046
Depreciation and amortization expense	24,345	24,435	48,670	48,839	98,302	96,509
EBITDA	151,466	144,892	55,384	176,063	186,917	317,045
Non-cash employee stock ownership plan compensation charge	703	900	1,556	1,620	3,170	3,110
Loss on asset sales and disposal	2,264	382	3,691	1,717	4,793	5,438
Other income, net	(321)	(849)	(1,178)	(2,185)	(3,484)	(3,797)
Legal fees and settlements related to non-core businesses	1,768	103	129,154	1,157	130,987	8,929
Legal fees and settlements related to core businesses	500	—	4,540	—	4,540	—
Acquisition and related costs (1)	(798)	—	(798)	—	1,371	—
Business transformation costs (2)	615	691	1,321	965	2,966	3,053
Net earnings (loss) attributable to noncontrolling interest (3)	843	812	(819)	467	(825)	584
Adjusted EBITDA (4)	157,040	146,931	192,851	179,804	330,435	334,362
Net cash interest expense (5)	(23,431)	(21,424)	(45,904)	(42,171)	(88,778)	(85,995)
Maintenance capital expenditures (6)	(8,727)	(4,039)	(19,141)	(8,569)	(32,261)	(18,531)
Cash paid for income taxes	(333)	(256)	(410)	(359)	(750)	(955)
Proceeds from certain asset sales	655	900	1,211	1,380	2,141	2,044
Distributable cash flow attributable to equity investors (7)	125,204	122,112	128,607	130,085	210,787	230,925
Less: Distributions accrued or paid to preferred unitholders	16,231	16,250	32,463	32,501	64,740	64,342
Distributable cash flow attributable to general partner and non-controlling interest	(2,504)	(2,443)	(2,572)	(2,602)	(4,216)	(4,619)
Distributable cash flow attributable to Class A and B Unitholders (8)	106,469	103,419	93,572	94,982	141,831	161,964
Less: Distributions paid to Class A and B Unitholders (9)	—	—	—	—	99,996	49,998
Distributable cash flow excess (10)	$106,469	$103,419	$93,572	$94,982	$41,835	$111,966

Propane gallons sales
Retail - Sales to End Users	205,975	203,054	312,706	317,494	559,097	587,579
Wholesale - Sales to Resellers	69,490	57,978	120,730	105,743	214,857	206,819
Total propane gallons sales	275,465	261,032	433,436	423,237	773,954	794,398

(1)	Non-recurring due diligence related to potential acquisition activities, restructuring costs, and other adjustments.
(2)	Non-recurring costs included in “Operating, general and administrative expense” primarily related to the implementation of an ERP system as part of our business transformation initiatives.
(3)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(4)	Adjusted EBITDA is calculated as net earnings (loss) attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on asset sales and disposals, other income, net, legal fees and settlements related to non-core businesses, legal fees and settlements related to core businesses, acquisition and related costs, business transformation costs, and net earnings (loss) attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(5)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(6)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(7)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(8)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(9)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2025 or fiscal 2024.

(10)	Distributable cash flow excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.